EXHIBIT 99.1

FOR IMMEDIATE RELEASE

PRESS RELEASE

CHARMING SHOPPES ANNOUNCES EXECUTIVE MANAGEMENT APPOINTMENT

BENSALEM, Pa., March 15, 2010 -- Charming Shoppes, Inc. (Nasdaq: CHRS), a leading multi-brand apparel retailer specializing in women's plus apparel, today announced the appointment of Fredrick (“Fred”) Lamster as Executive Vice President, Human Resources, effective immediately.  He will serve as a member of Charming Shoppes’ executive leadership team, and will report to President and Chief Executive Officer, Jim Fogarty.

Lamster’s human resources career spans nearly 30 years.  Most recently, he held the position of Senior Vice President and Chief Human Resources Officer at Southpole, Inc.  Between 2005 and 2007, he was Senior Vice President, Human Resources, for Aeropostale, Inc.  Fred spent the majority of his human resources career as an executive with the Limited Stores, Cacique and the corporate divisions of Limited Brands, Inc.  During his 13 years at Limited Brands, he held positions of increasing responsibility, and ultimately held the role of Executive Vice President, Human Resources, at the Limited Stores division.

Jim Fogarty, President and Chief Executive Officer commented, “I would like to welcome Fred to Charming Shoppes.  In my strategic plan, talent is fundamental and critical - from our product talent, to our stores talent, to our corporate talent. I searched very carefully for this position and am confident Fred brings a strong set of human resource skills and expertise to our organization.  Most importantly, Fred brings great strength in the talent management arena and I look forward to working with Fred to continue to move Charming Shoppes forward, making Charming Shoppes both a high performing organization, and an organization of choice for both current and future associates.”

At January 30, 2010, Charming Shoppes, Inc. operated 2,121 retail stores in 48 states under the names LANE BRYANT®, LANE BRYANT OUTLET®, FASHION BUG®, FASHION BUG PLUS®, CACIQUE® and CATHERINES PLUS SIZES®. The Charming Shoppes family of brands offers the latest styles in apparel, intimates, accessories, and footwear for women of all sizes. The company also operates the Figi's® Gifts in Good Taste catalog, specializing in holiday fare, gift-giving convenience, and exclusive and personalized items. For more information about Charming Shoppes and its brands, please visit www.charmingshoppes.com, www.lanebryant.com, www.cacique.com, www.fashionbug.com, www.catherines.com, and www.figis.com.
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CONTACT:	Gayle M. Coolick
Vice President, Investor Relations
215-638-6955